The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-179998
Subject to completion, dated September 25, 2013
Prospectus supplement
To prospectus dated March 8, 2012

5,000,000 shares
UIL HOLDINGS CORPORATION
Common stock
We are selling 5,000,000 shares of our common stock.
Our common stock is listed on the New York Stock Exchange under the symbol “UIL.” On September 24, 2013, the last reported sale price of our common stock on the New York Stock Exchange was $38.52 per share.

		Per share		Total
Public offering price	$		$
Underwriting discounts and commissions	$		$
Proceeds to UIL Holdings Corporation, before expenses	$		$
We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 750,000 additional shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any.
We expect that delivery of the shares will be made on or about October    , 2013.
Investing in our common stock involves a high degree of risk. Please read “Risk factors” beginning on page S-11 of this prospectus supplement and the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2013, which are incorporated by reference into this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
Joint book-running managers
J.P. Morgan
BofA Merrill Lynch
Wells Fargo Securities
September    , 2013

We have not, and the underwriters have not, authorized any other person, including any dealer, salesperson or other individual, to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.
We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.
You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front cover of these documents and that the information incorporated herein by reference is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important that you read and consider all of the information in this prospectus supplement and the information contained in the accompanying prospectus, any related free writing prospectus and any document incorporated by reference in making your investment decision.

Prospectus supplement

Prospectus

About this prospectus supplement
This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about the shares of our common stock that we are selling in this offering and about the offering itself. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.
Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, our common stock and other information you should know before investing in our common stock. Before purchasing any shares of our common stock, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where you can find more information” and “Incorporation of certain documents by reference.”
Information regarding forward-looking statements
Some of the statements included in this prospectus supplement, the accompanying prospectus and the other public filings incorporated by reference herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements also include other statements containing words or phrases such as “anticipates,” “believes,” “should,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will likely result,” “will continue” or similar expressions which are intended to identify forward-looking statements.
Forward-looking statements are based upon management’s current expectations, beliefs, plans, objectives, estimates and assumptions concerning future events affecting us and, therefore, involve a number of risks and uncertainties, including those risks discussed in “Risk factors” set forth in this prospectus supplement and the accompanying prospectus or otherwise incorporated by reference. Forward-looking statements are not guarantees of future performance, and actual results or outcomes may differ materially from those expressed in the forward-looking statements.
In addition to any assumptions and other factors and matters discussed elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference herein, some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include, but are not limited to:
•
  general economic conditions;
•
  conditions in the debt and equity markets;
•
  legislative and regulatory changes;
•
  changes in demand for electricity, gas and other products and services;
•
  unanticipated weather conditions;
•
  changes in accounting principles, policies or guidelines; and
•
  other economic, competitive, governmental and technological factors affecting the operations, markets, products and services of our subsidiaries.
S-i

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can management assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.
S-ii

Prospectus supplement summary
This summary highlights certain information appearing elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference herein. As a result, this summary is not complete and does not contain all of the information that you should consider before purchasing our common stock. You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “UIL Holdings,” “we,” “us” or “our” refer to UIL Holdings Corporation and its subsidiaries.
UIL Holdings Corporation
UIL Holdings Corporation is a holding company based in New Haven, Connecticut, whose primary business is the ownership of its regulated utility businesses. Our utility businesses consist of the electric distribution and transmission operations of The United Illuminating Company, or UI, and the natural gas transportation, distribution and sales operations of The Southern Connecticut Gas Company, or SCG, Connecticut Natural Gas Corporation, or CNG, and The Berkshire Gas Company, or Berkshire. Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to the “Gas Companies” refer to SCG, CNG and Berkshire, collectively. We acquired the Gas Companies in November 2010 for a purchase price of approximately $1.3 billion.
UI is a regulated electric public utility established in 1899. It is engaged principally in the purchase, transmission, distribution and sale of electricity to residential, commercial and industrial customers in a service area of about 335 square miles in the southwestern part of the State of Connecticut. The service area, largely urban and suburban, includes the principal cities of Bridgeport (with a population of approximately 146,000) and New Haven (with a population of approximately 130,000) and their surrounding areas. UI has approximately 321,000 customers. Of UI’s 2012 retail revenues, 57.3% were derived from residential sales, 35.6% from commercial sales, 5.6% from industrial sales and 1.5% from street lighting and other sales. UI’s retail electric revenues vary by season, with the highest revenues typically in the third quarter of the year reflecting seasonal rates, hotter weather and air conditioning use. UI is also a 50% participant in a joint venture with certain affiliates of NRG Energy, Inc. in GCE Holding LLC, whose wholly-owned subsidiary, GenConn Energy LLC, or GenConn, operates two peaking electric generation plants in Connecticut.
Each of the Gas Companies is a regulated gas public utility. SCG conducts its natural gas transportation and distribution operations in a service territory of approximately 512 square miles extending along the southern Connecticut coast from Westport to Old Saybrook, and includes the urban cities of Bridgeport and New Haven. SCG has approximately 183,000 customers. CNG also conducts its natural gas transportation and distribution operations in Connecticut in a service territory of approximately 716 square miles, principally in the greater Hartford-New Britain area and Greenwich. CNG has approximately 165,000 customers. The population of the Connecticut service area is approximately 1.6 million, which represents approximately 45% of the population of Connecticut. Berkshire conducts its natural gas distribution operations in western Massachusetts in a service territory of approximately 738 square miles that includes the cities of Pittsfield and North Adams. Berkshire has approximately 37,000 customers. The population of the Massachusetts service area is approximately 191,000, which represents 3.0% of the population of Massachusetts.
Of the Gas Companies’ 2012 retail revenues, 63.5% were derived from residential sales, 23.7% from commercial sales, 5.6% from industrial sales and 7.2% from other sales. Retail revenues vary by season, with the highest revenues typically in the first quarter of the year reflecting seasonal rates and cooler weather.

Our Business Strategy
We are a leading regional utility business that focuses on reliability, customer service and energy efficiency in order to deliver safe and reliable electricity and natural gas for our customers and create long-term value for our shareholders by investing in our regulated utility businesses to grow earnings and cash flow and focusing on the following major areas:
Electric Transmission – invest in transmission infrastructure opportunities both within and outside of UI’s service territory, and pursue financial incentives offered by the Federal Energy Regulatory Commission, or FERC, as available.
Electric Distribution – invest in the distribution infrastructure in accordance with UI’s ten-year plan to maintain system reliability and meet customer requirements.
Conservation and Load Management (C&LM) – execute state-authorized C&LM programs and regional demand response initiatives.
Gas Distribution – invest in the replacement of cast iron and bare steel mains and services, and grow customer base through new business construction and customer conversions.
Reliability. We seek to maintain the reliability of our electric and gas infrastructure through operational excellence and targeted investments in our transmission and distribution systems as well as power generation assets. We have invested and will continue to invest substantial capital and resources in our core utility operations in order to provide highly reliable service to our customers at reasonable prices.
Customer service. We seek to achieve high levels of customer satisfaction by applying rigorous operating standards to our utility services and offering high quality services at a reasonable price to our customers.
Energy efficiency. We plan to continue offering comprehensive programs to our customers that encourage energy efficiency and help them save money. Our efficiency programs are designed to help customers reduce their energy use and, in turn, reduce harmful environmental pollutants. UI currently collects approximately $17 million annually through a line item on customers’ electric bills. These proceeds are used to deliver a portfolio of conservation and efficiency programs to customers. In 2012, these efforts resulted in approximately $30 million in lifetime net electric system benefits for UI customers. Individually, customers who utilize our energy efficiency program have seen a reduction in their electric use and in their monthly electric bills.
Environmental commitment. We strive to be responsible stewards of the environment and believe that exhibiting sustainable business and environmental practices is part of our role as a good neighbor.
Our Competitive Strengths
We believe that the following competitive strengths, including our experienced management team, position us well to execute our strategic plan and capitalize on our core competencies in the utility industry.
Regulated utility operations. Our business is virtually 100% regulated, which has provided a level of stability to our earnings and cash flows. We operate under a cost-of-service regulatory regime that allows us to recover our reasonable operating costs from customers and earn a reasonable return on our invested capital. We have in the past divested almost all of our unregulated operations. In 2010 we had the opportunity to expand our customer base strategically by acquiring the Gas Companies. This acquisition created a larger, diversified energy delivery company, with a regional focus and helped reduce seasonal variations in earnings and cash flows by adding gas winter peak to electric summer peak.
Transmission: FERC governs UI’s transmission revenue requirements, which are collected through UI’s retail transmission rates. UI earns a FERC authorized return on equity, or ROE, on its transmission investments which is currently based on a base ROE of 11.14%. UI’s overall transmission ROE is determined by the mix of UI’s transmission rate base between new and existing transmission assets, whether such assets are pool transmission facilities, or PTF, or non-PTF and whether such assets receive specific incentive adders. UI’s transmission assets are primarily PTF. For 2012, UI’s overall allowed weighted-average ROE for its transmission business was 12.3%.
In September 2011, several New England governmental entities filed a joint complaint with the FERC against ISO New England, or ISO-NE, and several New England transmission owners, including UI, claiming that the current approved base ROE of 11.14% used in calculating formula rates for transmission service under the ISO-NE Open Access Transmission Tariff by the New England transmission owners is not just and reasonable and seeking a proposed reduction of the base ROE to 9.20% to be effective October 1, 2011 through December 31, 2012. Pursuant to the procedural schedule, the ROE submissions of docket participants were updated in April 2013. In the updates, the state complainants argued for a base ROE of 8.9%; municipal utilities in Massachusetts requested a base ROE of 8.5%; and FERC trial staff submitted testimony to support a base ROE of 8.93%. The New England transmission owners’ April 2013 update supported the continuation of the base ROE of 11.14%. As an example, a 25 basis point change in the weighted-average ROE for UI’s transmission business would change our net income by approximately $0.6 million annually.
On August 6, 2013, the presiding Administrative Law Judge issued an initial decision finding that the existing base ROE was unjust and unreasonable, and that the just and reasonable base ROE is 10.6% for the period October 1, 2011 through December 31, 2012, and 9.7% for the period after a final opinion is issued by FERC, which is expected in the first half of 2014.
In December 2012, various additional parties filed a complaint with the FERC against several New England transmission owners, including UI, seeking a proposed reduction of the base ROE to 8.70%, effective January 1, 2013. The transmission owners filed an answer and request for dismissal in January 2013, including opposition to the establishment of a second 15 month refund period because the complaint seeks substantially the same relief against the same respondents but for a different 15 month period as the pending complaint of governmental entities.
Distribution: UI is subject to regulation by several regulatory bodies, including by the Connecticut Public Utilities Regulatory Authority, or PURA, the Connecticut Siting Council and FERC. PURA has jurisdiction with respect to, among other things, distribution rates, accounting procedures, certain dispositions of property and plant, construction of certain electric facilities and the issuance of securities by utilities. UI’s present general retail rate structure consists of various rate and service classifications covering residential, commercial, industrial and street lighting and other services.
On February 15, 2013, UI filed an application with PURA requesting an increase to its electricity distribution rates. The application proposed amended revenue requirements for two rate years, beginning in July 2013. The application requested rates designed to produce additional revenues of approximately $64.9 million in rate year one (July 2013 – June 2014) and an additional $25.7 million in rate year two (July 2014 – June 2015). Included in UI’s request was the initiation of the recovery of UI’s storm regulatory asset of approximately $53 million for previously incurred storm costs that are not included in rates, and the establishment of a storm reserve of $2 million per year to help address future storm costs. In the application, UI sought a distribution and competitive transition assessment ROE of 10.25%, the continuance of its earnings sharing mechanism where 50% of any excess earnings over the allowed level are returned to customers through bill reductions and the remaining 50% are retained by UI, and the continuation of revenue decoupling.
On August 14, 2013, PURA issued a final decision in UI’s distribution rate case. PURA’s decision authorized an ROE of 9.15%, continued the earnings sharing mechanisms and authorized a storm reserve of $2 million. However, the decision also disallowed approximately $22 million related to deferred storm costs and to capital costs related to UI’s recently constructed central facility, its administrative and operations buildings. As a result of these disallowances and other adjustments related to the rate proceeding, on August 23, 2013, the Company’s management concluded that a one-time pretax write off in the range of $15 million to $18 million related to UI will be recorded in the third quarter of 2013.
On August 26, 2013, UI filed with PURA a petition for reconsideration of the decision, seeking the correction of certain errors in the determination of UI’s revenue requirements, along with the reconsideration of certain elements of the disallowed items discussed above. PURA reopened the proceeding to consider the petition. Any reconsideration undertaken by PURA could impact the total amount written off.
Generation: GenConn’s generation assets operate under a regulated cost-of-service approach with an allowed ROE that is indexed to the average allowed ROE for the regulated distribution businesses of UI and The Connecticut Light & Power Company, or CL&P, and has a floor of 9.75%. As a result of PURA’s recent decision in UI’s distribution rate case, the ROE based on the index will increase from 9.75% to 9.95%. GenConn has requested that the new ROE be effective January 1, 2014 with its new revenue requirements. Cost recovery will occur through Contracts for Differences with CL&P. The regulated capital structure for GenConn is targeted at 50% debt and 50% equity.
Natural Gas: Each of the Gas Companies is subject to regulation by several regulatory bodies, including PURA, which regulates SCG and CNG, and the Massachusetts Department of Public Utilities, or DPU, which regulates Berkshire. PURA and the DPU have jurisdiction with respect to, among other things, rates, accounting procedures, certain dispositions of property and plant, construction and operation of distribution, production and storage facilities, mergers and consolidations, the issuance of securities by utilities, the condition of plant and equipment and the manner of operation in relation to safety, adequacy and service. The Gas Companies are subject to federal safety regulations promulgated by the United States Department of Transportation, including safety measures related to natural gas distribution facilities. All of these regulations are administered and enforced by PURA in Connecticut and the DPU in Massachusetts. The Gas Companies’ present general retail rate structures consist of various rate and service classifications covering residential, commercial and industrial services. The current revenue components of the Gas Companies’ retail charges to customers can vary significantly from customer class and individual customer depending on individual usage characteristics.
On July 8, 2013, CNG filed an application with PURA to amend CNG’s existing base delivery rate. With a proposed 10.25% ROE, the requested change is designed to produce additional annual base delivery rate revenues of approximately $19.7 million, which is 6.3% above the projected revenues produced by CNG’s existing rate schedules, and will support capital investments as well as the expansion of the availability of gas service in response to Connecticut’s Comprehensive Energy Strategy. In addition, the application includes a proposed revenue-per-customer decoupling mechanism as well as a tracking mechanism for timely recovery of costs associated with an accelerated infrastructure replacement program. PURA is expected to issue a final decision late in the fourth quarter of 2013 or early in the first quarter of 2014.
Visible growth opportunities. We have a disciplined capital investment program which includes natural gas expansion through customer conversions, growth opportunities in electric transmission and distribution and an opportunity to invest in regulated renewable generation. We expect to make more than $1.1 billion in capital investments over the next three years, $315 million in 2013, $390 million in 2014 and $415 million in 2015, with the majority to be made in our regulated electric distribution and gas businesses. Capital investment to address aging infrastructure, on both the electric and gas side, and the need for additional capacity will play an important role in ensuring continued reliability in and around our service territory. On the gas side, we have been seeking to convert potential customers to natural gas. In 2011 and 2012, the Gas Companies converted an aggregate of 8,300 and 11,180 new customers, respectively, and are targeting a combined additional 12,200 conversions in 2013.
On June 14, 2013, CNG and SCG jointly filed with Yankee Gas Services Company, a comprehensive joint natural gas expansion plan (Expansion Plan) with PURA and the Connecticut Department of Energy and Environmental Protection, or DEEP, outlining how they intend to meet the gas expansion goals set forth in the Connecticut Governor’s Comprehensive Energy Strategy and Connecticut’s Public Act 13-298, “An Act Concerning Implementation of Connecticut’s Comprehensive Energy Strategy.” The Expansion Plan outlines a structured approach to add approximately 280,000 new gas heating customers state-wide over the next 10 years, approximately 197,600 at CNG and SCG. The Expansion Plan includes a set of recommendations designed to help meet the 280,000 new customer goal, including providing more flexibility in the process of adding new customers to keep the customer “utility hook up” costs down, establishing a process to extend natural gas service for interested potential customers who are further away from the existing gas mains, along with tools to help fund conversion costs and allowing utilities to secure additional pipeline capacity coming into Connecticut. A decision from PURA is expected in the fourth quarter of 2013.
Under a 2011 Connecticut law (PA 11-80), Connecticut electric utilities are authorized to submit a proposal to the DEEP to build, own or operate one or more generation facilities up to 10 megawatts using Class 1 renewable energy. In January 2012, UI filed a proposal with PURA outlining a framework for approval of UI’s renewable connections program under which UI would develop up to 10 megawatts of renewable generation for recovery on a cost of service basis. PURA issued a final decision in July 2012 approving the construction of one solar facility and two fuel cell facilities. The decision approved an ROE equal to UI’s then currently allowed distribution ROE, which was 8.75%, over the life of the facility. UI had requested an ROE of 9.5%. In September 2012 PURA reopened the proceeding on its own motion and issued interrogatories, responses to which were filed by UI. On August 28, 2013, UI and the Prosecutorial Division of PURA entered into a settlement agreement addressing the issues of disagreement, including the ROE, concerning these projects. The settlement is subject to the approval of PURA.
Conservative financial strategy. We are focused on maintaining our investment grade credit profile and a conservatively capitalized balance sheet, which we believe will provide us with financial flexibility to operate our business in the currently challenging economic environment and focus on the execution of our long-term strategic plan.
Experienced management team. Our executive officers have extensive experience in the electric and gas utility industry. These leaders bring a track record of success and operational expertise and are well respected within our company, by PURA and within the industry.

Other information
Our principal executive offices are located at 157 Church Street, New Haven, Connecticut 06506, and our telephone number is 203-499-2000. We maintain a website at www.uil.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement.
For additional information regarding our business, we refer you to our filings with the SEC incorporated into this prospectus supplement by reference. Please read “Where you can find more information” and “Incorporation of certain documents by reference.”

The offering
Issuer
UIL Holdings Corporation
Common stock offered
5,000,000 shares
Common stock to be outstanding after completion of this offering
55,712,507 shares*
Underwriters’ over-allotment option
We have granted the underwriters an option to purchase up to an additional 750,000 shares if they exercise their over-allotment option in full.
Use of proceeds
We intend to use the net proceeds from this offering to repay short-term debt, including short-term debt outstanding under our credit agreement with a borrowing limit of $100 million that expires on October 31, 2013 (the “Credit Agreement”) and our revolving credit agreement that expires in 2016 (the “Revolving Credit Facility” and, together with the Credit Agreement, the “Credit Facilities”), and for general corporate purposes. For additional information, see “Use of proceeds.”
Conflicts of interest
The underwriters or their affiliates are lenders and/or agents under the Credit Facilities. As described in “Use of proceeds,” a portion of the net proceeds from this offering may be used to repay outstanding borrowings under the Credit Facilities. As affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC will each receive more than 5% of the proceeds of this offering, not including underwriting compensation, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC will each have a “conflict of interest” as defined in Rule 5121 adopted by the Financial Industry Regulatory Authority, Inc., or FINRA. Consequently, this offering will be conducted in accordance with Rule 5121. No underwriter having a conflict of interest will confirm sales to accounts over which discretionary authority is exercised without the prior written consent of the account holder. In accordance with Rule 5121, a “qualified independent underwriter” is not required because the shares offered have a bona fide public market, as that term is defined in Rule 5121. See “Use of proceeds” and “Underwriting (Conflicts of interest).”
Dividend policy
On August 6, 2013, our Board of Directors declared a quarterly common stock dividend of 43.2 cents per share, payable on October 1, 2013 to shareholders of record at the close of business on September 18, 2013. This dividend will not be paid on shares of common stock issued in this offering. We review our dividend policy periodically and the declaration of any future dividends will depend upon the rights of holders of any preferred stock or preference stock we may issue in the future, our results of operations and financial condition, future capital expenditures and investments, any applicable regulatory and contractual restrictions and other factors that our Board of Directors considers relevant. For additional information, please read the section entitled “Dividend policy.”
New York Stock Exchange symbol
Our common stock is listed on the New York Stock Exchange under the trading symbol “UIL.”
*
  The number of shares of common stock to be outstanding immediately after this offering is based on the number of shares outstanding at September 20, 2013. This figure does not include (i) the 307,729 shares underlying outstanding deferred compensation restricted stock units that have vested as of September 20, 2013, (ii) up to 17,312 shares underlying outstanding deferred compensation restricted stock units that may vest after September 20, 2013 or (iii) the 750,000 additional shares that may be purchased under the underwriters’ over-allotment option.
Risk factors
In considering whether to purchase our common stock, you should carefully consider all of the information we have included or incorporated by reference into this prospectus supplement and the accompanying prospectus. In particular, you should consider the section entitled “Risk factors” beginning on page S-11 of this prospectus supplement as well as the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2013, which are incorporated by reference into this prospectus supplement.

Summary consolidated financial data
The following tables set forth, for the periods and at the dates indicated, our summary consolidated financial data. We have derived the summary consolidated income statement data for each of the three years in the period ended December 31, 2012 from our audited consolidated financial statements, the summary consolidated balance sheet data at December 31, 2011 from our audited consolidated financial statements, and the summary consolidated balance sheet data at December 31, 2012 from our audited consolidated financial statements and unaudited consolidated financial statements, both of which are incorporated by reference into this prospectus supplement. We have derived the summary consolidated income statement data for the six months ended June 30, 2013 and June 30, 2012 and the summary consolidated balance sheet data at June 30, 2013 from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement. Historical results are not indicative of the results to be expected in the future. In addition, our results for the six months ended June 30, 2013 are not necessarily indicative of results expected for the full year of 2013. You should read these data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2012, as amended, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which are incorporated by reference into this prospectus supplement. The financial results for 2010 include the operations of the Gas Companies for the post-acquisition period of November 17, 2010 through December 31, 2010.

	Year ended December 31,			Six Months ended June 30,
(In thousands)	2010	2011	2012	2012	2013
Statement of income data:
Total operating revenues	$997,666	$1,570,094	$1,486,501	$740,660	$867,113
Total operating expenses	872,367	1,350,712	1,255,911	616,692	727,645
Operating income	125,299	219,382	230,590	123,968	139,468
Net income	$54,854	$99,656	$103,637	$59,049	$69,715

	At December 31,		At June 30,
(In thousands)	2011	2012	2013
Balance sheet data:
Assets
Current assets:
Unrestricted cash and temporary cash investments	$30,999	$17,857	$24,574
Total current assets	667,228	628,683	545,879
Net property, plant and equipment	2,570,355	2,787,354	2,883,400
Total assets	$4,744,609	$4,959,367	$4,875,048
Liabilities and Capitalization
Current liabilities:
Current portion of long-term debt	$13,712	$48,296	$47,465
Line of credit borrowings	235,000	187,000	144,000
Total current liabilities	641,868	625,056	531,331
Total liabilities	$2,101,151	$2,242,120	$2,131,847
Capitalization:
Long-term debt	$1,548,347	$1,600,354	$1,597,779
Preferred Stock of Subsidiary	750	340	340
Common stock equity:
Common stock	931,153	936,702	938,888
Paid-in capital	19,791	20,400	20,624
Retained earnings	143,792	159,900	185,813
Accumulated other comprehensive loss	(375)	(449)	(243)
Net common stock equity	1,094,361	1,116,553	1,145,082
Total capitalization	2,643,458	2,717,247	2,743,201
Total liabilities and capitalization	$4,744,609	$4,959,367	$4,875,048

Risk factors
In considering whether to purchase our common stock, you should carefully consider all of the information we have included or incorporated by reference into this prospectus supplement and the accompanying prospectus. In particular, you should consider the risk factors described in our periodic reports filed with the SEC, including those set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2013, which are incorporated by reference into this prospectus supplement, as well as the following additional risks described below.
Risks associated with purchasing common stock in this offering
The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.
The market price of our common stock after this offering may fluctuate significantly from time to time as a result of many factors, including:
•
  investors’ perceptions of our prospects;
•
  investors’ perceptions of the prospects of the commodities markets and more broadly, the energy markets;
•
  differences between our actual financial and operating results and those expected by investors and analysts;
•
  changes in analyst reports, recommendations or earnings estimates regarding us, other comparable companies or the industry generally, and our ability to meet those estimates;
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  changes in our credit ratings;
•
  actual or anticipated fluctuations in quarterly financial operating results;
•
  announcements by us of significant acquisitions, strategic ventures or partnerships or divestitures;
•
  changes or trends in our industry, including price volatility and trading volumes of stocks in our industry, competitive or regulatory changes or changes in the commodities markets;
•
  changes in regulation and the ability to recover expenses and capital deployed;
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  changes in regulatory decisions implementing existing legislation;
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  existing and new environmental laws, regulations and court decisions, including those relating to greenhouse gas emissions and the protection or remediation of the environment;
•
  adverse resolution of new or pending litigation or proceedings against us;
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  additions or departures of key personnel;
•
  changes in financial markets, including the possible effects of those changes on liquidity or access to capital markets, or changes in general economic or political conditions;
•
  changes in economic conditions in Connecticut and Massachusetts;
•
  volatility in the equity securities market;
•
  sales, or anticipated sales, of large blocks of our stock;
•
  changes in accounting standards, policies, guidance, interpretations or principles applicable to us; and
•
  our execution on capital projects.

In particular, announcements of potentially adverse developments, such as proposed regulatory changes, new government investigations or the commencement or threat of litigation or legal proceedings against us, as well as announced changes in our business plans could adversely affect the trading price of our stock, regardless of the likely outcome of those developments. Additionally, securities markets worldwide recently have experienced, and are likely to continue to experience, significant price and volume fluctuations. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the offering price.
The declaration of future dividends is at the discretion of our Board of Directors and is not guaranteed.
Quarterly dividends on our common stock have been paid since 1900. However, the declaration of dividends is at the discretion of our Board of Directors and is not guaranteed. The amount of dividends on our common stock, if any, will depend upon the rights of holders of any preferred stock or preference stock we may issue in the future, our results of operations and financial condition, future capital expenditures and investments, any applicable regulatory and contractual restrictions and other factors that our Board of Directors considers relevant.
Provisions of Connecticut law could delay or prevent a change in control of UIL Holdings, even if that change would be beneficial to our shareholders.
We are subject to the provisions of Section 33-844 of the Connecticut Business Corporation Act (CBCA) which prohibits us from engaging in a “business combination” with an “interested shareholder” for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination or the purchase of stock by which such person becomes an interested shareholder is approved by our Board of Directors, and by a majority of our non-employee directors, prior to the date on which the person becomes an interested shareholder. A “business combination” generally includes mergers, asset sales, some types of stock issuances and other transactions with, or resulting in a disproportionate financial benefit to, the interested shareholder. Subject to exceptions, an “interested shareholder” is a person who owns 10% or more of our voting power, or is an affiliate or associate of UIL Holdings and owned 10% or more of our voting power within the past five years.
We are also subject to Section 33-841 and Section 33-842 of the CBCA. These provisions generally require business combinations with an interested shareholder to be approved by the board of directors and then by the affirmative vote of at least:
•
  the holders of 80% of the voting power of the outstanding shares of voting stock; and
•
  the holders of 2/3 of the voting power of the outstanding shares of voting stock, excluding the voting stock held by the interested shareholder;
unless the consideration to be received by the shareholders meets certain price and other requirements set forth in Section 33-842 of the CBCA or unless the board of directors of the corporation has by resolution determined to exempt business combinations with that interested shareholder prior to the time that such shareholder became an interested shareholder.
We are also subject to Section 33-756(d) of the CBCA, generally requiring directors acting with respect to mergers, sales of assets and other specified transactions to consider, in determining what they reasonably believe to be in the best interests of the corporation, specified interests, including those of the corporation’s employees, customers, creditors and suppliers and any community in which any office or other facility of the corporation is located.

Other statutory and regulatory factors may also limit another party’s ability to acquire UIL Holdings. Section 16-47 of the Connecticut General Statutes requires the approval of the PURA before any party can acquire control over a corporation that controls an electric company, electric distribution company or gas company. For purposes of Section 16-47, a rebuttable presumption of control occurs upon direct or indirect ownership of 10% or more of the voting securities of such a corporation. The regulatory approval process for an acquirer under Section 16-47 could be lengthy and the outcome uncertain, which may deter otherwise interested parties from proposing or attempting a business combination with us and result in a limited number of potential acquirers.
The statutory requirements of Connecticut law and the Federal Power Act may limit a party’s ability to acquire 10% or more of our common stock.
As described above, Section 16-47 of the Connecticut General Statutes requires the approval of the PURA before any party can acquire control of UIL Holdings, with such control presumed to exist upon direct or indirect ownership of 10% or more of our voting securities. In addition, Section 203 of the Federal Power Act and the FERC’s implementing regulations may require prior FERC authorization of a change in control of UIL Holdings. There is a presumption that a change in control may occur if an entity and its affiliates post-acquisition will hold 10% or more of our total outstanding voting stock. While there are certain blanket authorizations available under the FERC’s regulations implementing Section 203 of the Federal Power Act, an entity that will hold 10% or more of our total outstanding common stock among itself and its affiliates post-acquisition may require prior FERC authorization.

Use of proceeds
We estimate that we will receive net proceeds of approximately $185.6 million from the sale of common stock in this offering, assuming an offering price of $38.52 per share (the closing price of our shares on September 24, 2013), and after deducting underwriters' discounts and commissions and estimated expenses of this offering. We estimate that we will receive net proceeds of approximately $213.5 million if the underwriters exercise in full their over-allotment option. We intend to use the net proceeds from this offering to repay the short-term debt outstanding under our Credit Facilities, and for general corporate purposes. As of September 20, 2013, there was $246 million outstanding under our Credit Facilities, with a weighted-average maturity of approximately 38 days and a weighted-average interest rate of approximately 1.37%.
Affiliates of each of J.P. Morgan Securities LLC, Merrill Lynch Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are lenders and/or agents under the Credit Facilities. Therefore, affiliates of the underwriters will receive a portion of the net proceeds from this offering used to repay borrowings under the Credit Facilities. See “Underwriting (Conflicts of interest).”

Capitalization
The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2013 on an actual basis and on an as adjusted basis to give effect to the sale of 5,000,000 shares of our common stock in this offering, at an assumed public offering price of $38.52 per share, which is the last reported sale price of our common stock on September 24, 2013, and the intended use of the net proceeds from this offering, but not including the over-allotment option. See “Use of proceeds.”
The historical data in the table are derived from, and should be read in conjunction with, our historical financial statements, including accompanying notes, incorporated by reference in this prospectus supplement. You should also read this table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto from our Annual Report on Form 10-K for the year ended December 31, 2012, as amended, and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2013.

June 30, 2013 (In thousands)	Actual	As adjusted
Unrestricted cash and temporary cash investments	$24,574	$66,183
Line of credit borrowings	144,000	—
Long-term debt, including current portion of $47,465	1,645,244	1,645,244
Preferred stock of subsidiary	340	340
Common stock equity
Common stock	938,888	1,124,497
Paid-in capital	20,624	20,624
Retained earnings	185,813	185,813
Accumulated other comprehensive loss	(243)	(243)
Net common stock equity	1,145,082	1,330,691
Total capitalization(1)	$2,743,201	$2,928,810
(1) Current portion of Long-term debt is not included in Total capitalization

Price range of common stock
Our common stock is listed for trading on the New York Stock Exchange under the symbol “UIL.” On September 24, 2013, the last reported sale price for our common stock on the New York Stock Exchange was $38.52 per share. To our knowledge, at September 20, 2013, there were 50,712,507 shares of our common stock outstanding, held by approximately 6,692 shareholders of record. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the New York Stock Exchange composite transactions reporting system and the dividends declared per share of our common stock.

	High	Low	Dividends declared
2013
Third Quarter (through September 24, 2013)	$41.63	$36.15	$0.432
Second Quarter	42.14	36.32	0.432
First Quarter	39.89	35.86	0.432
2012
Fourth Quarter	$36.80	$32.33	$0.432
Third Quarter	37.66	35.00	0.432
Second Quarter	36.04	32.56	0.432
First Quarter	36.22	33.69	0.432
2011
Fourth Quarter	$35.82	$30.56	$0.432
Third Quarter	34.13	29.00	0.432
Second Quarter	34.34	29.80	0.432
First Quarter	31.25	28.64	0.432
Dividend policy
Quarterly dividends on our common stock have been paid since 1900. On August 6, 2013, our Board of Directors declared a quarterly common stock dividend of 43.2 cents per share, payable on October 1, 2013 to shareholders of record at the close of business on September 18, 2013. This dividend will not be paid on shares of common stock issued in this offering. Subject to the rights of holders of any shares of preferred stock or preference stock we may issue in the future, our Board of Directors may declare dividends on shares of our common stock from time to time to be paid out of legally available funds. We review our dividend policy periodically and the declaration of any future dividends will depend upon our results of operations and financial condition, future capital expenditures and investments, any applicable regulatory and contractual restrictions, and other factors that our Board of Directors considers relevant. Please read the section of this prospectus supplement entitled “Risk factors—Risks associated with purchasing common stock in this offering—The declaration of future dividends is at the discretion of our Board of Directors and is not guaranteed.”

Underwriting (Conflicts of interest)
We are offering the shares of common stock described in this prospectus supplement and accompanying prospectus through a number of underwriters. J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
Total	5,000,000
The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may terminate.
The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $          per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.
The underwriters have an option to buy up to 750,000 additional shares of common stock from us to cover sales of shares by the underwriters that exceed the number of shares specified in the table above. The shares purchased under this over-allotment option will be purchased at the public offering price, less the underwriting discount and commissions. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
The underwriting discounts and commissions are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are $          per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Underwriting discounts and commissions		Without over- allotment exercise		With full over- allotment exercise
Per share	$		$
Total	$		$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $250,000.
A prospectus supplement and accompanying prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
We, our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of the representatives (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by us or such directors or executive officers in accordance with the rules and regulations of the SEC and securities which may be issued pursuant to any stock incentive plan, employee stock purchase plan or dividend reinvestment plan) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, our directors and executive officers may not, without the prior written consent of the representatives during the period ending 90 days after the date of the prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
Our common stock is listed on the New York Stock Exchange under the symbol “UIL.”
In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.
The securities offered by this prospectus supplement and accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement or accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Conflicts of interest
Affiliates of each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are lenders and/or agents under our Credit Facilities. As described in “Use of proceeds,” a portion of the net proceeds of this offering are intended to be used to repay outstanding borrowings under the Credit Facilities. As affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC will each receive more than 5% of the proceeds of this offering, not including underwriting compensation, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC will each have a “conflict of interest” as defined in Rule 5121 adopted by the Financial Industry Regulatory Authority, Inc., or FINRA. Consequently, this offering will be conducted in accordance with Rule 5121. No underwriter having a conflict of interest will confirm sales to accounts over which discretionary authority is exercised without the prior written consent of the accountholder. In accordance with Rule 5121, a “qualified independent underwriter” is not required because the shares offered have a bona fide public market, as that term is defined in Rule 5121.
In addition, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Those investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.
Notice to prospective investors in the European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:
A.   to any legal entity which is a qualified investor as defined in the Prospectus Directive, including:
(a)   (in the case of Relevant Member States that have not implemented the 2010 PD Amending Directive), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; and
(b)   (in the case of Relevant Member States that have implemented the 2010 PD Amending Directive), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or
B.   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or
C.   in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.
The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to that offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for that offer.
For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
Notice to prospective investors in the United Kingdom
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all of those persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.
Notice to prospective investors in Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (‘‘SIX’’) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, UIL Holdings or our shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority, FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Notice to prospective investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Tax considerations for non-U.S. investors
We have not made a determination as to whether we are a “United States real property holding corporation” (a “USRPHC”) within the meaning of the Internal Revenue Code and the regulations promulgated thereunder (the “Code”). If we are or become a USRPHC, investors that are not “United States persons” within the meaning of the Code may be subject to U.S. federal income tax upon the sale or disposition of our common stock. Even if we are or become a USRPHC, an investor that is not a United States person would not be subject to this tax unless (i) at the time of the sale or disposition, or during a specified holding period prior thereto, it owns or has owned (actually or constructively) more than 5% of our common stock or (ii) our common stock has ceased to be “regularly traded on an established securities market” within the meaning of the Code.
Legal matters
Certain legal matters with respect to the common stock offered by this prospectus supplement will be passed upon for us by Wiggin and Dana LLP, New Haven, Connecticut, and Linda Randell, our General Counsel. As of September 20, 2013, Ms. Randell beneficially owned 20,506 shares of our common stock and 25,367 deferred compensation restricted stock units. Pursuant to various stock and employee benefit plans, Ms. Randell is eligible to purchase and receive shares of our common stock and to receive options to purchase shares of common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.
Experts
The financial statements of UIL Holdings and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal

Control over Financial Reporting) incorporated in this prospectus supplement by reference to the UIL Holdings Corporation Annual Report on Form 10-K for the year ended December 31, 2012 as amended on September 10, 2013 and September 25, 2013 and the financial statement schedules incorporated in this prospectus supplement by reference to UIL Holdings Corporation’s Form 10-K/A dated September 10, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Where you can find more information
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. In addition, our common stock is listed and traded on the New York Stock Exchange. You may also inspect the information we file with the SEC at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available through our web site at www.uil.com. However, information on our web site is not incorporated into this prospectus supplement or accompanying prospectus or our other SEC filings and is not a part of this prospectus supplement or those filings.
Incorporation of certain documents by reference
The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is completed will automatically update and, where applicable, supersede any information contained in this prospectus supplement or accompanying prospectus or incorporated by reference into this prospectus supplement. Accordingly, we incorporate by reference the following documents or information filed with the SEC:
(a)   Current Reports on Form 8-K filed January 11, 2013, February 15, 2013, February 19, 2013, March 26, 2013, April 19, 2013, May 16, 2013, June 7, 2013, July 8, 2013, August 6, 2013 (Item 8.01 and Exhibit 99.3 only) and August 26, 2013, as amended by Current Report on Form 8-K/A filed August 27, 2013 (Item 2.06 only);
(b)   Definitive proxy statement for our 2013 annual meeting of shareowners filed on April 3, 2013 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2012);
(c)   Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 filed May 2, 2013 and June 30, 2013 filed August 6, 2013;
(d)   Annual Report on Form 10-K for the year ended December 31, 2012 filed February 21, 2013, as amended by Form 10-K/A (Amendment No. 1) filed September 10, 2013 and Form 10-K/A (Amendment No. 2) filed September 25, 2013;
(e)   Registration Statement on Form 8-A filed July 20, 2000; and
(f)   All documents filed by us in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus supplement and before the completion of the offering under this prospectus supplement, other than documents or information deemed furnished and not filed in accordance with SEC rules.
We will provide to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, without charge, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement, other than exhibits to those documents, unless those exhibits are specifically incorporated by reference into the information that this prospectus supplement incorporates. You should direct requests for those copies to the Investor Relations office, UIL Holdings Corporation, 157 Church Street, New Haven, CT 06506, 203-499-2481.

PROSPECTUS
UIL HOLDINGS CORPORATION
COMMON STOCK
PREFERRED STOCK
PREFERENCE STOCK
DEBT SECURITIES
WARRANTS
PURCHASE CONTRACTS
UNITS
We may offer from time to time common stock, preferred stock, preference stock, debt securities, warrants, purchase contracts or units. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.
Our common stock is listed on the New York Stock Exchange under the symbol “UIL.”
Investing in these securities involves certain risks. See “Risk Factors” beginning on  page 4 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 8, 2012

You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then. The terms “UIL Holdings,” “we,” “us,” and “our” refer to UIL Holdings Corporation.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including this registration statement and the exhibits and schedules thereto.
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:
(a)   Current Reports on Form 8-K filed January 17, 2012, February 1, 2012 and February 16, 2012;
(b)   Annual Report on Form 10-K for the year ended December 31, 2011 filed February 22, 2012; and
(c)   Registration Statement on Form 8-A filed July 20, 2000.
You may request a copy of these filings at no cost by writing or telephoning the Investor Relations office, UIL Holdings Corporation, 157 Church Street, New Haven, CT 06506, 203-499-2409.
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about our business, including, among other things:
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  general economic conditions;
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  conditions in the debt and equity markets;
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  legislative and regulatory changes;
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  changes in demand for electricity, gas and other products and services;
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  unanticipated weather conditions;

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  changes in accounting principles, policies or guidelines; and
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  other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiaries.
We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur.
THE COMPANY
The primary business of UIL Holdings is ownership of its operating regulated utility businesses. The utility businesses consist of the electric distribution and transmission operations of The United Illuminating Company (“UI”) and the natural gas transportation, distribution and sales operations of The Southern Connecticut Gas Company (“SCG”), a subsidiary of Connecticut Energy Corporation (“CEC”), Connecticut Natural Gas Corporation (“CNG”), a subsidiary of CTG Resources, Inc. (“CTG”), and The Berkshire Gas Company (“Berkshire”), a subsidiary of Berkshire Energy Resources (“BER”, and together with SCG, CNG, Berkshire, CEC and CTG, the “Gas Companies”). CEC, CTG and BER are holding companies whose sole business is ownership of their respective operating regulated gas utility. UI is also a 50-50 joint venturer with NRG Energy, Inc. in GCE Holding LLC, whose wholly owned subsidiary, GenConn Energy LLC, was chosen by the Public Utilities Regulatory Authority (“PURA”) to build and operate new peaking generation plants to help address Connecticut’s need for power generation during the heaviest load periods. UIL Holdings is headquartered in New Haven, Connecticut, where its senior management maintains offices and is responsible for overall planning, operating and financial functions.
Electric distribution and transmission
UI is a regulated operating electric public utility established in 1899. It is engaged principally in the purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes in a service area of about 335 square miles in the southwestern part of the State of Connecticut. The population of this area is approximately 746,000, which represents approximately 21% of the population of the State. The service area, largely urban and suburban, includes the principal cities of Bridgeport (population of approximately 137,000) and New Haven (population of approximately 124,000) and their surrounding areas. The service territory is home to a diverse array of business sectors including aerospace, manufacturing, healthcare, biotech, financial services, precision manufacturing, retail and education. As of December 31, 2011, UI had approximately 324,000 customers. Of UI’s 2011 retail electric revenues, approximately 58.6% were derived from residential sales, 34.1% from commercial sales, 5.8% from industrial sales and 1.5% from street lighting and other sales. UI’s retail electric revenues vary by season, with the highest revenues typically in the third quarter of the year reflecting seasonal rates, hotter weather and air conditioning use. UI is regulated as an electric distribution company by PURA in Connecticut and is also subject to regulation by the Federal Energy Regulatory Commission.
Gas distribution
The Gas Companies engage in natural gas transportation, distribution and sales operations in Connecticut and western Massachusetts serving approximately 374,000 customers in service areas totaling approximately 1,966 square miles. The service area in Connecticut includes the greater Hartford-New Britain area, Greenwich and the southern Connecticut coast from Westport to Old Saybrook, including the cities of Bridgeport and New Haven. The population of this service area is approximately 1.6 million, which represents approximately 44.6% of the population of Connecticut. The service area in Massachusetts includes Berkshire County and portions of Franklin and Hampshire Counties, and includes the cities of Pittsfield, North Adams and Greenfield. The population of this area is approximately 192,000, which represents 3.0% of the population of Massachusetts. Of the Gas Companies’ 2011 retail revenues, approximately 60.2% were derived from residential sales, 21.3% from commercial sales, 1.4% from industrial sales and 17.1% from other sales. Retail revenues vary by season, with the highest revenues typically in the first quarter of the year reflecting seasonal rates and cooler weather. SCG and CNG are regulated by PURA in Connecticut, and Berkshire is regulated by the Massachusetts Department of Public Utilities.

Our principal executive offices are located at 157 Church Street, New Haven, Connecticut 06506, and our telephone number is 203-499-2000. We maintain a website at www.uil.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

RISK FACTORS
Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” beginning on page 14 of our annual report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein, as well as the other information contained or incorporated by reference in this prospectus or any prospectus supplement hereto before making a decision to invest in our securities.
USE OF PROCEEDS
We intend to use the net proceeds from the sales of securities as set forth in the applicable prospectus supplement.
RATIO OF EARNINGS TO FIXED CHARGES
The ratio of earnings to fixed charges for each of the indicated periods is as follows:

Twelve Months Ended	Ratio
December 31, 2007	3.50
December 31, 2008	3.13
December 31, 2009	2.93
December 31, 2010	2.47	(1)
December 31, 2011	2.51	(1)
(1) Ratio reflects the acquisition of the Gas Companies as of November 16, 2010.

DESCRIPTION OF COMMON STOCK
The following description of our capital stock is based upon our certificate of incorporation (“Certificate of Incorporation”), our bylaws (“Bylaws”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below. The summary is not complete. The Certificate of Incorporation and Bylaws are incorporated by reference in the registration statement for these securities that we have filed with the SEC and have been filed as exhibits to our 10-Q for the quarterly period ended June 30, 2011 and our 10-Q for the quarterly period ended June 30, 2009, respectively. You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you.
Certain provisions of the Connecticut Business Corporation Act (“CBCA”), the Certificate of Incorporation and the Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.
Authorized capital stock
Our Certificate of Incorporation authorizes us to issue one hundred twenty-five million shares of common stock, no par value.
As of March 5, 2012 there were 50,597,386 shares of common stock outstanding, which were held of record by approximately 7,120 shareholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock and preference stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the dissolution of UIL Holdings, the holders of common stock are entitled to receive the net assets of UIL Holdings remaining after payment of liabilities, subject to prior distribution rights of preferred stock and preference stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The common stock is listed on the New York Stock Exchange under the symbol UIL. The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company, LLC.
Certain anti-takeover effects of Connecticut law
We are subject to the provisions of Section 33-844 of the CBCA which prohibits a Connecticut corporation from engaging in a “business combination” with an “interested shareholder” for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination or the purchase of stock by which such person becomes an interested shareholder is approved by our Board of Directors, and by a majority of our non-employee directors, prior to the date on which the person becomes an interested shareholder. A “business combination” generally includes mergers, asset sales, some types of stock issuances and other transactions with, or resulting in a disproportionate financial benefit to, the interested shareholder. Subject to exceptions, an “interested shareholder” is a person who owns 10% or more of our voting power, or is an affiliate or associate of UIL Holdings and owned 10% or more of our voting power within the past five years.

We are also subject to Section 33-841 and Section 33-842 of the CBCA. These provisions generally require business combinations with an interested shareholder to be approved by the board of directors and then by the affirmative vote of at least:
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  the holders of 80% of the voting power of the outstanding shares of our voting stock; and
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  the holders of 2/3 of the voting power of the outstanding shares of our voting stock, excluding the voting stock held by the interested shareholder;
unless the consideration to be received by the shareholders meets certain price and other requirements set forth in Section 33-842 of the CBCA or unless the board of directors of the corporation has by resolution determined to exempt business combinations with that interested shareholder prior to the time that such shareholder became an interested shareholder.
We are also subject to Section 33-756(d) of the CBCA, generally requiring directors acting with respect to mergers, sales of assets and other specified transactions to consider, in determining what they reasonably believe to be in the best interests of the corporation, specified interests, including those of the corporation’s employees, customers, creditors and suppliers and any community in which any office or other facility of the corporation is located.
Limitation of liability of directors
Our Certificate of Incorporation contains provisions permitted under the CBCA relating to the personal liability of directors. The provisions limit the personal liability to us or our shareholders of a director for monetary damages for breach of duty as a director to an amount that is not more than the compensation received by that director for serving us during the year of the violation. Our Certificate of Incorporation obligates us to indemnify a director for any action taken, or any failure to take any action, as a director, except liability that (a) involved a knowing and culpable violation of law by the director, (b) enabled the director or an associate, as defined in Section 33-840 of the CBCA, to receive an improper personal economic gain, (c) showed a lack of good faith and a conscious disregard for the duty of the director to UIL Holdings under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to UIL Holdings, (d) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to UIL Holdings or (e) created liability under Section 33-757 of the CBCA.
DESCRIPTION OF PREFERRED STOCK
Our Certificate of Incorporation authorizes us to issue one million shares of a class of shares designated “Preferred Stock—$100 Par Value,” par value $100 per share and four million shares of a class of shares designated “Preferred Stock—$25 Par Value,” par value $25 per share.
When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our Certificate of Incorporation.
Our Board of Directors may issue authorized shares of preferred stock, as well as determine the preferences, limitations and relative rights thereof, without further shareholder action, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our stock may be listed or quoted.
All shares of preferred stock offered will be fully paid and non-assessable. Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.

Our Certificate of Incorporation provides that no shares of preferred stock shall be issued where such issuance, or the preferences, limitations, or relative rights of such shares, will have the effect directly or indirectly, of precluding or inhibiting a person or group of persons from seeking to obtain control of the management or business and affairs of UIL Holdings by acquiring or offering to acquire shares of common stock, or by soliciting proxies from the owners of shares of common stock for voting such shares at a meeting of the shareholders of UIL Holdings, or by any other lawful means.
The transfer agent for each series of preferred stock will be described in the prospectus supplement.
DESCRIPTION OF PREFERENCE STOCK
Our Certificate of Incorporation authorizes us to issue four million shares of a class of shares designated “Preference Stock,” par value $25 per share.
When we offer to sell a particular series of preference stock, we will describe the specific terms of the securities in a supplement to this prospectus. The preference stock will be issued under a certificate of designations relating to each series of preference stock and is also subject to our Certificate of Incorporation.
Our Board of Directors may issue authorized shares of preference stock, as well as determine the preferences, limitations and relative rights thereof, without further shareholder action, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our stock may be listed or quoted.
All shares of preference stock offered will be fully paid and non-assessable. Any shares of preference stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.
Our Certificate of Incorporation provides that no shares of preference stock shall be issued where such issuance, or the preferences, limitations, or relative rights of such shares, will have the effect directly or indirectly, of precluding or inhibiting a person or group of persons from seeking to obtain control of the management or business and affairs of UIL Holdings by acquiring or offering to acquire shares of common stock, or by soliciting proxies from the owners of shares of common stock for voting such shares at a meeting of the shareholders of UIL Holdings, or by any other lawful means.
The transfer agent for each series of preference stock will be described in the prospectus supplement.
DESCRIPTION OF DEBT SECURITIES
This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under an indenture between us and The Bank of New York Mellon, as trustee. The debt securities will constitute either senior or subordinated debt of UIL Holdings. UIL Holdings will issue debt securities that will be senior debt under the senior debt indenture between UIL Holdings and The Bank of New York Mellon, as senior debt trustee. UIL Holdings will issue debt securities that will be subordinated debt under the subordinated debt indenture between UIL Holdings and The Bank of New York Mellon, as subordinated debt trustee. This prospectus refers to the senior debt indenture and the subordinated debt indenture individually as the indenture and collectively as the indentures. This prospectus refers to the senior debt trustee and the subordinated debt trustee individually as the trustee and collectively as the trustees. When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.
We have summarized certain terms and provisions of the indentures. The summary is not complete. The forms of indentures have been filed as an exhibit to the registration statement for these securities that we have filed with the SEC. You should read the indentures for the provisions which may be important to you. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The indentures are substantially identical, except for the provisions relating to subordination. See “— Subordinated Debt.”
Neither indenture will limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:
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  classification as senior or subordinated debt securities;
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  ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;
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  if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;
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  the designation, aggregate principal amount and authorized denominations;
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  the maturity date;
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  the interest rate, if any, and the method for calculating the interest rate;
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  the interest payment dates and the record dates for the interest payments;
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  any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertability provisions;
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  the place where we will pay principal and interest;
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  if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;
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  whether the debt securities will be issued in the form of global securities or certificates;
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  additional provisions, if any, relating to the defeasance of the debt securities;
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  the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;
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  any United States federal income tax consequences;
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  the dates on which premium, if any, will be paid;
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  our right, if any, to defer payment interest and the maximum length of this deferral period;
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  any listing on a securities exchange;
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  the initial public offering price; and
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  other specific terms, including any additional events of default or covenants.

Senior debt
UIL Holdings will issue under the senior debt indenture the debt securities that will constitute part of the senior debt of UIL Holdings. These senior debt securities will rank equally and paripassu with all other unsecured and unsubordinated debt of UIL Holdings.
Subordinated debt
UIL Holdings will issue under the subordinated debt indenture the debt securities that will constitute part of the subordinated debt of UIL Holdings. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all “senior indebtedness” of UIL Holdings. The subordinated debt indenture defines “senior indebtedness” to include principal of and interest on all debt of UIL Holdings but does not include nonrecourse obligations, the subordinated debt securities, any other obligations specifically designated as being subordinate in right of payment to senior indebtedness or any redeemable stock of UIL Holdings. See the subordinated debt indenture, section 1.01.
In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:
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  any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshalling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of UIL Holdings; or
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  a default having occurred for any payment with respect to any senior indebtedness, and such an event of default shall not have been cured or waived or shall not have ceased to exist.
If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.
Events of default
When we use the term “Event of Default” in the indentures with respect to the debt securities of any series, here are some examples of what we mean:
(1)   default in paying principal on the debt securities when due at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise;
(2)   default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days;
(3)   default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1) or (2) above) and the default or breach continues for a period of 30 days after we receive written notice from the trustee, or UIL Holdings and the trustee receive written notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of all series affected;
(4)   the entering by a court having jurisdiction of a decree or order for relief in respect of UIL Holdings in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official)

of UIL Holdings or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;
(5)   (a) the commencement by UIL Holdings of a voluntary case under any applicable bankruptcy, insolvency or other similar law, or consent by UIL Holdings to the entry of an order for relief in an involuntary case under any such law, (b) consent by UIL Holdings to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of UIL Holdings or for all or substantially all of the property and assets of UIL Holdings or (c) the effecting by UIL Holdings of any general assignment for the benefit of creditors; or
(6)   any other Events of Default set forth in the prospectus supplement.
If an Event of Default (other than an Event of Default specified in clauses (4) and (5) described above) under each indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may by written notice, and the trustee at the request of the holders of not less than 25% in principal amount of the outstanding debt securities of such series will, require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest.
If an Event of Default under the indenture specified in clauses (4) and (5) described above occurs and is continuing, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities) will automatically become due immediately and payable without any declaration or other act on the part of the trustee or any holder to the full extent permitted by applicable law.
After a declaration of acceleration or any automatic acceleration under clauses (4) and (5) described above and before any judgment or decree for the payment of the moneys due shall have been obtained or entered, the holders of a majority in principal amount of outstanding debt securities of all accelerated series may rescind this accelerated payment requirement if (i) UIL Holdings deposits with the trustee a sum sufficient to pay all matured installments of interest upon such debt securities, the principal of all such debt securities which shall have become due other than by acceleration and all amounts owed to the trustee and (ii) all existing Events of Default, except for nonpayment of the principal on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived, or otherwise remedied. The holders of a majority in principal amount of the outstanding debt securities of all series affected also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.
Holders of at least 25% in principal amount of the outstanding debt securities of all series affected may seek to institute a proceeding only after they have provided written notice of a continuing Event of Default and have made written request, and offered indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice, request and offer of indemnity. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debt securities of all series affected. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal or interest on or after the due dates for such payment.
If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee security or indemnity. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of all series affected have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.
The trustee will, within 90 days after any default occurs, be required to give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal or interest when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.
We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indentures.
Modification and waiver
Each indenture and the debt securities of any series may be amended or modified without the consent of any holder of debt securities in order to:
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  cure ambiguities, defects or inconsistencies, provided that such amendment shall not materially adversely affect the interests of the holders;
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  provide for the assumption of our obligations in the case of a merger or consolidation;
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  comply with any requirements of the SEC in connection with the qualification of the indentures under the Trust Indenture Act;
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  evidence and provide for the acceptance of appointment with respect to the debt securities of any or all series by a successor trustee and add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee;
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  establish the form or forms or terms of debt securities of any series; or
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  make any change that does not materially adversely affect the rights of any holder.
Other amendments and modifications of each indenture or the debt securities issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:
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  change the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, such holder’s debt security;
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  reduce the principal amount of or the interest rate on such holder’s debt security;
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  reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment or modification of the indenture with respect to the debt securities of the relevant series; or
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  reduce the percentage in principal amount outstanding of debt securities of the relevant series the consent of whose holders is required for any supplemental indenture or for any waiver of compliance with certain provisions of the indenture or certain defaults and their consequences provided for in the indenture.

Consolidation, merger or sale of assets
We will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (in one transaction or a series of related transactions), unless:
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  UIL Holdings shall be the continuing person or, if UIL Holdings is not the continuing person, the resulting, surviving or transferee person (the “surviving entity”) is a company organized and existing under the laws of the United States or any jurisdiction thereof;
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  the surviving entity will expressly assume all of our obligations under the debt securities and each indenture, and will execute supplemental indentures which will be delivered to the trustee and will be in form and substance reasonably satisfactory to the trustee;
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  UIL Holdings will have delivered to the trustee an officers’ certificate to the effect that immediately after giving effect to such transaction or series of transactions, no default has occurred and is continuing; and
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  UIL Holdings will have delivered to the trustee an opinion of counsel stating that the transaction or series of transactions and supplemental indentures, if any, comply with this covenant and that all conditions precedent in the indentures relating to the transaction or series of transactions have been satisfied and that such supplemental indenture, if any, constitutes the legal, valid and binding obligation of UIL Holdings and the successor enforceable against such entity in accordance with its terms, subject to customary exceptions.
If any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of our property and assets occurs in accordance with the indentures, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of UIL Holdings under the indentures with the same effect as if such successor corporation had been named as UIL Holdings. Except in the case of a lease, we will be discharged from all obligations and covenants under the indentures and the debt securities.
Satisfaction, discharge and covenant defeasance
We may terminate our obligations under each indenture (subject to certain provisions set forth in section 8.01 of each indenture that survive termination) with respect to any series of debt securities when:
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  any of the following has occurred:
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  we have paid or caused to be paid the principal of and interest on all debt securities of such series;
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  all debt securities of such series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or
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  all the debt securities of such series issued that have not been delivered to the trustee for cancellation will become due and payable within one year or are to be called for redemption within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption and we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities;
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  we have paid or caused to be paid all other sums then due and payable under such indenture with respect to such series; and

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  we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under such indenture relating to the satisfaction and discharge of such indenture have been complied with.
We may elect to have our obligations under each indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”). Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under such indenture, except for:
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  the rights of holders of the debt securities to receive principal and interest when due;
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  our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer and exchange of debt securities, mutilated, destroyed, lost or stolen debt securities and our right of optional redemption;
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  the rights, powers, trusts, duties and immunities of the trustee; and
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  the defeasance provisions of the indenture.
In addition, we may elect to have our obligations released with respect to certain covenants in each indenture (“covenant defeasance”). Any omission to comply with these obligations will not constitute a default or an Event of Default with respect to the debt securities of any series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an Event of Default for that series.
In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:
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  we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:
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  money in an amount;
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  U.S. government obligations; or
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  a combination of money and U.S. government obligations,
in each case sufficient without reinvestment, in the written opinion of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal, interest and any premium at due date or maturity and any mandatory sinking fund payments or analogous payments applicable to the debt securities;
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  we have delivered to the trustee an opinion of counsel stating that (i) under then applicable federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur and (ii) the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;
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  after giving effect to the deposit, no default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit or at any time on or before the 123rd day after the date of such deposit;
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  such deposit must not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which UIL Holdings is a party or by which UIL Holdings is bound;

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  if at such time the debt securities of such series are listed on a national securities exchange, we have delivered to trustee an opinion of counsel to the effect that the debt securities of such series will not be delisted as a result of such deposit, defeasance and discharge;
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  if the debt securities of such series are to be redeemed prior to the final maturity thereof (other than for mandatory sinking fund payments or analogous payments), notice of such redemption will have been delivered pursuant to the indenture; and
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  we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.
Concerning our relationship with the trustee
We and our subsidiaries have a relationship with The Bank of New York Mellon in that UI uses The Bank of New York Mellon as trustee of UI’s New Hampshire Tax Exempt Bonds.
DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of:
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  debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;
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  currencies; or
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  commodities.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.
DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of preference stock, shares of common stock or any combination of such securities.
FORMS OF SECURITIES
Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.
Registered global securities
We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.
If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.
Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.
So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.
Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of UIL Holdings, the trustee, the warrant agents, the unit agents or any other agent of UIL Holdings, agent of the trustee or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.
PLAN OF DISTRIBUTION
We may sell the securities in any of the following ways:
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  directly to one or more purchasers;
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  through agents;
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  through underwriters, brokers, or dealers; or
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  through a combination of any of these methods.
We will identify the specific plan of distribution, including any direct purchasers, agents, underwriters, brokers or dealers, and any compensation paid in a prospectus supplement.
VALIDITY OF SECURITIES
The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Wiggin and Dana LLP.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the UIL Holdings Corporation Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Joint book-running managers
J.P. Morgan
BofA Merrill Lynch
Wells Fargo Securities